Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Northwest Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Rules 457(c) and 457(h)	3,500,000	$12.51	$43,785,000	$0.0000927	$4,059
Total Offering Amounts							$4,059
Total Fees Previously Paid							̶
Total Fee Offsets							̶
Net Fee Due							$4,059

(1)    Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Northwest Bancshares, Inc. 2022 Equity Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Northwest Bancshares, Inc. pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act. Based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Global Select Market on May 17, 2022.